Exhibit 10.1

Yun China Holdings, Inc.

PERFORMANCE SHARE UNIT PLAN

(Effective as of January 1, 2018)

SECTION 1
GENERAL

1.1.

History and Purpose. The Yum China Holdings, Inc. Performance Share Unit Plan (the “Plan”) was established by the Compensation Committee (the “Committee”) of the Board of Directors of Yum China Holdings, Inc. (the “Company”) effective as of January 1, 2018. The purpose of the Plan is to provide an incentive to participating employees to increase shareholder value while providing the participating employees with an opportunity for a highly leveraged award for their role in delivering performance results. Shares of common stock of the Company (“Stock”) granted under the Plan are granted under and pursuant to the Yum China Holdings, Inc. Long Term Incentive Plan (the “LTIP”), effective October 31, 2016, and are subject to the terms of the LTIP.

1.2.

Operation, Administration, and Definitions. The operation and administration of the Plan shall be subject to the provisions of Section 5 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 7) or, if not otherwise defined in the Plan, as defined in the LTIP.

1.3.

Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee, and the Committee shall have all authority with respect to the Plan as it has with respect to the LTIP.

SECTION 2
GRANT AND ADJUSTMENT OF PERFORMANCE UNITS

2.1.

Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, those persons who shall be granted one or more Performance Units under the Plan, and thereby become “Participants” in the Plan.

2.2.

Grant of Performance Units. Except as otherwise provided by the Committee, with respect to each Performance Period, the Committee shall grant to each person designated by the Committee as a Participant, a number of Performance Units determined pursuant Exhibit A hereto, which form of Exhibit may be amended from time to time.

2.3.

Adjustment for Dividends. As of each dividend record date for the Stock that occurs during any Performance Period, the number of Performance Units allocated to a Participant for that Performance Period (disregarding for this purpose any Performance Units allocated to the Participant by reason of the payment of other dividends during the Performance Period) shall be increased by a number of Performance Units equal to (a) the dividend amount that would be payable with respect to the number of shares of Stock equal to the number of Performance Units allocated to the Participant on the dividend record date; divided by (b) the Fair Market Value of a share of Stock on the date of payment of the dividend.

2.4.

Adjustment for Transactions. The number of Performance Units allocated to a Participant, including the determination of the Performance Multiplier, shall be subject to adjustment in accordance with Section 4.2 of the LTIP for changes in corporate capitalization or other events described in that section.

SECTION 3
DETERMINATION OF EARNED PERFORMANCE UNITS

3.1.

Determination of Number of Performance Units Earned. Except as determined by the Committee, for each Performance Period, the number of Performance Units earned by the Participant shall be determined in accordance with Exhibit A hereto.

3.2.

Certification by Committee. No distribution of shares of Stock shall be made with respect to a Performance Period unless, on or before the date of distribution, the Committee has certified that the performance goals for the Performance Period and any other material provisions with respect to the distribution of shares have in fact been satisfied.  The Committee has complete and absolute discretion to determine whether and to what extent the performance goals have been satisfied and its decision shall be binding on all Participants.

3.3.

Employment Termination during Performance Period. If a Participant’s Date of Termination occurs prior to the last day of a Performance Period, the Participant shall forfeit all Performance Units (including any additional Performance Units or dividend equivalents attributable to dividends allocated to the Participant) granted with respect to that Performance Period; provided, however, that if a Participant’s Date of Termination occurs by reason of the Participant’s death, Disability or Retirement prior to the end of the Performance Period, the Participant (or in the event of his death, his estate) shall receive the number of shares of Stock with respect to that Performance Period that the Participant would have received if the Date of Termination did not occur during the Performance Period (and based on the actual performance for the entire Performance Period), but subject to a pro rata reduction to reflect the number of days remaining in the Performance Period after the Date of Termination. Distribution of shares of Stock with respect to all Performance Periods that have not ended prior to the Date of Termination shall be made at the same time distribution would have been made with respect to such Performance Periods determined as though the Date of Termination had not occurred.

3.4.

Change in Control during Performance Period. Notwithstanding the foregoing provisions of this Section 3, if the Participant is involuntarily terminated (other than by the Company or one of its affiliates for Cause) upon or within two (2) years following such Change in Control and during the Performance Period,  then performance shall be measured for each outstanding Performance Period through the Date of Termination and Participant shall receive the number of shares of Stock that the Participant would have received with respect to each then outstanding Performance Period based on actual performance through the Date of Termination, but the number of shares of Stock to be distributed shall be subject to a pro rata reduction to reflect the number of days remaining in the Performance Period after the Date of Termination.  Distribution of shares of Stock under this subsection 3.4 with respect to all Performance Periods shall be made within 30 days following the Participant’s Date of Termination.

3.5.

General.  Upon distribution with respect to any Performance Period in accordance with subsection 3.3 or subsection 3.4, all further rights of the Participant pursuant to Performance Units granted for that Performance Period shall be canceled (without regard to the level of performance after that date).  In addition, if the Participant is subject to U.S. taxes, then the timing of the distribution of any shares pursuant to this Plan shall also be governed by the Section 409A Addendum attached hereto.

SECTION 4
SETTLEMENT OF PERFORMANCE UNITS

4.1.

Settlement of Performance Units. As soon as practicable after the determination of a Participant’s number of Performance Units earned for any Performance Period and certification by the Committee under subsection 3.2 (but no later than the fifteenth day of the third month of the calendar year following the year in which the Performance Period ends), shares of Stock equal to the number of Performance Units shall be distributed to the Participant, and such Performance Units shall be canceled at the time of such distribution.

4.2.

Fractional Shares. In lieu of issuing a fraction of a share of Stock attributable to a fractional Performance Unit or otherwise, the Company shall be entitled to pay to the Participant in cash an amount equal to the Fair Market Value of such fractional share.

4.3.

Deferrals. The Committee may determine that the delivery of shares of Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of the Performance Units granted hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by Participants.  Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of applicable law (including, without limitation, Section 409A of the Code, if applicable).

4.4.

Awards Subject to Clawback. The Performance Units granted under this Plan and any shares of Stock or cash payment delivered pursuant to an award of Performance Units are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the Yum China Holdings, Inc. Compensation Recovery Policy, adopted by the Committee in November 2016, and any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

SECTION 5
OPERATION AND ADMINISTRATION

5.1.	Effective Date and Duration.
(a)	The Plan shall be effective as of January 1, 2018.
(b)	In the event of Plan termination, the terms of the Plan shall remain in effect as long as any Performance Units under it are outstanding.
5.2.

Agreement with the Company. Any Performance Units granted under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan and the LTIP, as the Committee shall, in its sole discretion, prescribe; provided that to the extent that any such terms and conditions are not set forth in the Plan or the LTIP, they shall be reflected in such form of written (including electronic) document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of (or electronically accept) such document.

5.3.

Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the distribution of any benefits under the Plan on satisfaction of the applicable withholding obligations.

5.4.

Transferability. Except as otherwise provided by the Committee, a Participant’s rights under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

5.5.

Voting Rights. The Participant shall not be entitled to vote any Performance Units, but shall be entitled to vote shares of Stock with respect to record dates occurring after the date such shares are distributed to the Participant.

5.6.

Regulatory Changes.  Notwithstanding anything herein to the contrary, the implementation of the Plan (or any localized version of the Plan) is subject to modifications for compliance with legal, regulatory and taxation restrictions and requirements of all applicable jurisdictions, including the PRC, if and when applicable. In particular, the Participant may be required to sign additional documents and/or take additional actions required to complete/fulfill all regulatory and tax filing/registration requirements/obligations under the PRC laws and regulations, if and when applicable/mandated.

SECTION 6
AMENDMENT AND TERMINATION

The Committee (or a delegate authorized by the Committee) may, at any time, amend or terminate the Plan.

SECTION 7
DEFINITIONS

In addition to the other definitions contained herein, the following definitions shall apply:

(a)

Cause.  The term “Cause” shall have the meaning set forth in the Participant’s employment or letter agreement with the Company and, if no such agreement or the term is not defined therein, means: (i)  the willful failure by the Participant to perform the Participant’s duties with the Company or an affiliate (other than any such failure resulting from Participant’s incapacity due to Disability; (ii) Participant’s willful misconduct that is demonstrably and materially injurious to the Company or any of its affiliates, monetarily or otherwise; (iii) Participant’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude; (iv) Participant’s conviction or plea of no contest to a felony (or equivalent crime in the PRC) or a crime of moral turpitude; or (v) any terminable events under the Company’s Code of Conduct in effect at the commencement of the Performance Period.

(b)	Date of Termination. The term “Date of Termination” means the date of the Participant’s termination of employment with the Company and its affiliates.
(c)

Disability.  The term “Disability” means that the Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan covering employees of the Company.

(d)	Performance Period. The term “Performance Period” means a three consecutive calendar year period as designated by the Committee, or such other period determined by the Committee.
(e)

Retirement. The term “Retirement” means termination of employment by the Participant on or after the Participant’s attainment of age 55 and ten (10) years of service or age 65 and five (5) years of service (and not for any other reason).  Notwithstanding the definition of Retirement set forth immediately above, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would likely result in the favorable Retirement treatment that applies to this grant under the Plan being deemed unlawful and/or discriminatory, then the Committee will not apply the favorable Retirement treatment at the time of the Participant’s termination of employment and the Participant’s award shall be governed by the remaining provisions related to termination of the Participant’s employment.

EXHIBIT A

Determination of Number of Performance Units Granted and Earned

I.     Determination of Number of Performance Units to be Granted

Subject to the provisions of subsection 2.2 of the Plan, for each Performance Period each Participant shall be granted a target number of Performance Units as determined by the Committee.

If the target number of Performance Units is not a whole number, the number of Performance Units shall be rounded up to the nearest whole number.

II.     Determination of Number of Performance Units to be Earned

Subject to Section 3 of the Plan, the number of Performance Units earned by the Participant for any Performance Period shall be equal to:

(a)

the sum of the number of Performance Units granted to the Participant for the Performance Period, plus the number of additional Performance Units attributable to dividends allocated to the Participant for that Performance Period in accordance with subsection 2.3; multiplied by

(b)	the Performance Multiplier for that Performance Period determined in accordance with the schedule set forth below.

The Performance Multiplier shall be based on the Company’s relative Total Shareholder Return (“TSR”) percentile ranking for the Performance Period against the 149 constituents under MSCI International China Index (or such other peer group designated by the Committee at the beginning of the Performance Period and communicated to the Participant). As soon as practicable after the end of each Performance Period, the Committee shall determine the level of achievement of the TSR performance objective for that Performance Period in accordance with the schedule set forth below.  The Committee has complete and absolute discretion to determine whether and to what extent the performance goals have been satisfied and its decision shall be binding on all Participants.

If the TSR Percentile Ranking for the Performance Period is:	The Performance Multiplier will be:
85% or higher	200%
55%	100%
30%	35%
Less than 30%	0%

TSR shall be calculated for a company by dividing (A) the sum of (i) the cumulative amount of dividends paid during the Performance Period, assuming dividend reinvestment, and (ii) the increase or decrease in the Average Stock Price from the first day of the Performance Period to the last day of the Performance Period, by (B) the Average Stock Price determined as of the first day of the Performance Period.  “Average Stock Price” means the average of the closing sales prices of a share of common stock, as reported on the principal national stock exchange on which such common stock is traded, for the 20 business days immediately preceding the date for which the Average Stock Price is being determined; provided, however, for purposes of determining the Average Stock Price as of the last day of the Performance Period, the 20 business day average shall be calculated inclusive of the last day of the Performance Period.  If the Company’s TSR is negative, payout shall be based on the relative ranking from the schedule above but payout shall not exceed 100%. Companies that leave the peer group during the Performance Period due to bankruptcy shall have their TSR calculated based on the payments that the shareholders receive during the Performance Period and through the bankruptcy.  In the event a peer group company undergoes a merger, is acquired or experiences a similar transaction during the Performance Period, if determined to be equitable and appropriate by the Committee, such peer company shall have its TSR calculated based on the payments that shareholders received during the Performance Period, as determined in the sole discretion of the Committee. Notwithstanding anything herein to the contrary, the Committee shall have authority to determine the extent to which the performance goal has been satisfied and to make decisions regarding the Plan in order to effectuate the purpose and intent of the Plan.

A-1

SECTION 409A ADDENDUM

This addendum is applicable to Participants subject to U.S. tax laws, including Section 409A of the Code.  It is intended that any amounts payable under the Plan shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject a Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant; provided, however, that the Company does not make any guarantee of the tax treatment of benefits provided under the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, if any payment or benefit hereunder is subject to Code Section 409A:

(a)

if such payment or benefit is to be paid or provided on account of a Participant’s Date of Termination (or other separation from service or termination of employment) and if the Participant is a specified employee (within the meaning of Code Section 409A(a)(2)(B)) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s Date of Termination (or other separation from service or termination of employment), such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s Date of Termination (or other separation from service);

(b)

the determination as to whether a Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Code Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder;

(c)

to the extent any such payment is conditioned upon the Participant’s execution of a release and such payment is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, such payment shall be paid or provided in the later of the two taxable years; and

(d)

in the event the Participant becomes entitled to shares under Section 3.4, such shares shall be paid at the time set forth in Section 3.4 only if the Change in Control is a “change in control event” within the meaning of Section 409A of the Code and such termination of employment occurs within two years following such Change in Control and, if the foregoing conditions are not satisfied, any shares deliverable under Section 3.4 shall be delivered at the time set forth in Section 3.3, in each case, subject to clauses (a), (b) and (c) of this sentence.

Addendum-1